EXHIBIT 99.1


                    NATURALLY ADVANCED TECHNOLOGIES APPOINTS
                           MILJENKO HORVAT AS CHAIRMAN


PORTLAND, Oregon, October 22, 2007 - Naturally Advanced Technologies Inc. (the "Company") (OTCBB: NADVF) is pleased to announce the appointment of Mr. Miljenko Horvat as non-executive Chairman of the Board of Directors, effective immediately.

Mr. Horvat has over twenty years experience in investment banking and private equity. He is President of Horvat Capital Corp., an investment firm sourcing Canadian leveraged buyout transactions on behalf of The Riverside Company, a New York headquartered private equity firm with over US$1.7 billion under management. Previously, Mr Horvat was the President and Chief Executive Officer of NewspaperDirect, Inc. a New York/Vancouver print-on-demand internet newspaper. Mr. Horvat's prior experience includes Managing Director at Citicorp, Russia Direct Equity, and at Citibank, Russia, where he established Citibank's commercial banking operations in Russia. Mr. Horvat is a member of the Advisory Board of the Maurice Young Center for Entrepreneurship at the Sauder School of Business, University of British Columbia. He earned an M.A. in International Relations at Yale University and a B.A. in Political Science from Zagreb University.

Mr. Horvat has been a member of the Company's Board of Directors since July 11, 2006, and replaces non-executive Chairman, Mr. Jerry Kroll, who will remain as a non-executive Director of the Board. On behalf of the Company, the Board wishes Mr. Kroll all the best and thanks him for his invaluable contribution.

ABOUT Naturally Advanced Technologies, Inc.

Naturally Advanced Technologies Inc. ("NAT" or the "Company") is committed to unlocking the potential of renewable and environmentally sustainable biomass resources from hemp and other bast fibers. NAT, through its wholly owned subsidiary CRAILAR(R) Fiber Technologies Inc., is developing proprietary technology for production of bast fibers, cellulose pulp, and their resulting by products, in collaboration with Canada's National Research Council and the Alberta Research Council. CRAILAR(R) technology offers cost-effective and environmentally sustainable processing and production of bast fibers such as hemp and flax, resulting in advanced performance characteristics for use in textiles, industrial, energy, medical and composite materials industries. The Company is also a leading provider of sustainable, environmentally friendly fibers and fabrics through its apparel division HTnaturals. Founded in 1998 in response to the growing demand for environmentally friendly, socially responsible clothing, NAT adheres to a "triple bottom line" philosophy, respecting the human rights of employees, the environmental impact of the Company's operations and fiscal responsibility to its shareholders.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act of 1934 and the provisions of the Private Securities Litigation Reform Act of 1995 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including, but not limited to, technological and operational challenges, needs for additional capital, changes in consumer preferences, risks associated with: market acceptance and technological changes; dependence on manufacturing and material supplies providers; international operations; and competition.

Contact: Kenneth C. Barker
Chief Executive Officer
Naturally Advanced Technologies, Inc.
Ph. 604-255-5005
info@naturallyadvanced.com